Exhibit 99.1

For: DECKERS OUTDOOR CORPORATION

Company Contact:	Tom George
Chief Financial Officer
(805) 967-7611

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

DECKERS OUTDOOR CORPORATION ANNOUNCES APPOINTMENT OF TWO NEW BOARD MEMBERS

Goleta, California (September 16, 2011) — Deckers Outdoor Corporation (NASDAQGS: DECK) announced today that James E. Quinn and Lauri M. Shanahan have been appointed to the Deckers Outdoor Corporation Board of Directors.

James Quinn is president of Tiffany & Co. [NYSE: TIF].  As president, Mr. Quinn oversees retail sales in Tiffany stores in more than 50 countries, with responsibility for the company’s global expansion strategy, including the significant Tiffany presence established throughout Asia. Mr. Quinn joined Tiffany in 1986 and held a series of significant positions including vice chairman prior to his appointment as president in 2003. He was named to Tiffany’s board of directors in 1995.

Lauri Shanahan is a seasoned retail executive with over 19 years of senior level experience across global, multi-channel, multi-brand enterprise and other specialty retail. Ms. Shanahan joined The Gap Inc. [NYSE: GPS] in 1992 and served in numerous leadership roles including chief administrative officer, chief legal officer and corporate secretary during her sixteen year career with the company. She currently serves on the board of directors of Charlotte Russe Holding, Inc. a growing specialty retailer of fashionable, value-priced apparel and accessories with revenues of $900 million and over 500 stores. In addition, Ms. Shanahan is a principal with Maroon Peak Advisors which provides a broad range of advisory services in the retail and consumer products sector.

Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors said, “We are very excited to welcome these two distinguished individuals to our Board of Directors.  Tiffany & Co. is recognized as one of the strongest and most successful luxury retailers in the world today, and Jim’s addition will help direct our organization’s strategic direction, particularly overseas.  Similarly, Lauri’s strong business acumen and broad experience in the retail industry brings an essential resource to the Board. We look forward to benefiting from their combined expertise and believe that they will be extremely effective in helping the company craft its corporate strategy for the global marketplace.”

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Sanuk®, Teva®, Simple® Shoes, TSUBO®, Ahnu® and MOZO® are registered trademarks of Deckers Outdoor Corporation.